                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO REVISES FORWARD LOOKING DATA FOR ITS QUARTER ENDING OCTOBER 31, 1997. ANNOUNCES CHANGE TO CALENDAR FISCAL YEAR END.

TOWN & COUNTRY, MISSOURI, October 23, 1997 . . . . . Huntco Inc. (NYSE:"HCO"),
a Town & Country based intermediate steel processor, today revised downward its expectations for net sales and gross profit margins for its second fiscal quarter which will end October 31, 1997. The Company expects that its gross profit margin, expressed as a percentage of net sales, will be approximately 8% and that its net sales will increase by approximately 15% in comparison to the previous year's second quarter net sales. These revisions to the Company's outlook are expected to result in earnings per common share in a range of $.08 to $.12 for the quarter ending October 31, 1997. The Company also announced its decision today to adopt a calendar year for financial reporting purposes and, accordingly, will report an eight month transition period ending December 31, 1997 on Form 10-K.

The decline in anticipated gross profit margin from the previously expected range of 9% to 10% of net sales reflects continuing price competition as the Company continues to expand its cold rolled steel sales, as well as lower margins on hot rolled products reflecting declining steel prices charged by producers of hot rolled steel coils. The expected rate of increase in net sales of 15% is lagging somewhat behind the 20% rate of increase which the Company had expected for the full fiscal year. This is primarily attributable to lower than expected sales of cold rolled products at the Company's recently expanded cold rolling complex in Blytheville, Arkansas.

The Company anticipates that the negative effects of declining domestic prices for hot rolled steel coils on its gross profit margins will have largely been realized by the end of October, 1997 and that its investment in inventories at December 31, 1997 is anticipated to be in line with business levels expected for the first quarter of calendar 1998. While somewhat behind schedule, the Company also expects that the production and sales of cold rolled master coils at its Blytheville facility during the first quarter of calendar 1998 will more fully reflect the recently increased capacity of its cold rolling operations.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's operations, the steel processing industry in general, and on assumptions made by Company management, and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Annual Report and in Form 10-K, both for the year ended April 30, 1997.

Huntco Inc. is a steel processor, specializing in the processing of flat rolled carbon steel.